Exhibit 4.31

EXECUTION COPY

Date: [   ] February 2004

AMARIN CORPORATION PLC.

INSTRUMENT

constituting up to $5,000,000

8 per cent.

Secured Loan Notes 2009

BCM Hanby Wallace

Solicitors

88 Harcourt Street

Dublin 2

Ireland

Tel:  +353 1 418 6900

Fax:  +353 1 418 6807

INDEX

1.	Interpretation
2.	Amount and Status of Notes
3.	Fixed and Floating Security
4.	Interest
5.	Default Interest
6.	Redemption of Notes
7.	Tax
8.	Events of Default
9.	Covenants
10.	Representations and Warranties.
11.	Certificates
12.	Surrender and Cancellation
13.	Payment
14.	Register of Noteholders
15.	No Set Off
16.	Transfer of Notes
17.	Transmission of Notes
18.	Modification of rights
19.	Notices
20.	Waiver, Release and Remedies
21.	Governing Law and Jurisdiction
Schedule 1	Form of Loan Note Certificate
Schedule 2	Meetings of Noteholders

i

THIS INSTRUMENT is entered into by way of DEED POLL on [   ] February 2004 by AMARIN CORPORATION PLC., registered in England and Wales number 2353920 whose registered office is at 7 Curzon Street, London W1J 5HG (the “Company”).

WHEREAS the Company has by a resolution of its board of directors (being duly empowered and authorised by the memorandum and articles of association of the Company) to issue 8% secured loan notes 2009 and has determined to constitute the same in the manner hereinafter appearing.

NOW THIS INSTRUMENT WITNESSES and the Company HEREBY AGREES and DECLARES as follows:-

1.                                           Interpretation

1.1.                                   Definitions:

“Board of Directors” means the board of directors of the Company for the time being constituted.

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in London.

“Certificate” means a certificate for Notes issued in accordance with Clause 6 and in the form or substantially in the form set out in Schedule 1.

“Debenture” means that certain Debenture dated 4 August 2003 between the Company and Elan Corporation, plc, as trustee for the Secured Parties (as defined therein), as amended by (a) that certain Amendment to Debenture dated 23 December 2003 between the same parties, and (b) that certain Amendment No. 2 to Debenture dated the same date as this Instrument also between the same parties.

“Extraordinary Resolution” means (subject to paragraph 16 of Schedule 2) a resolution passed by a majority consisting of not less than 75% (seventy five per cent.) of the Noteholders present and voting upon a show of hands at a meeting of the Noteholders or if a poll is demanded in accordance with Schedule 2 by a majority consisting of not less than 75% (seventy five per cent.) of the votes given on such poll.

“this Instrument” includes its Schedules.

“Interest Payment Date” has the meaning set out in Clause 3.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is properly declared to be immediately due and payable pursuant to Clause 8.3.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Dow Jones Markets Service (or such other display as may replace Page 678 on Dow Jones Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the remaining term of the Notes as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to remaining term of the Notes as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the remaining term of the Notes and (2) the actively traded U.S. Treasury security with the duration closest to and less than the remaining term of the Notes.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is properly declared to be immediately due and payable pursuant to Clause 8.3 as the context requires.

“Noteholders” means the several persons for the time being entered in the Register as holders of Notes.

“Notes” means the $5,000,000 8% secured loan notes 2009 of the Company constituted by this Instrument or as the case may be the amount thereof for the time being issued and outstanding.

“Register” means the register of the Noteholders kept by the Company pursuant to Clause 14.

“subsidiary” has the same meaning as in Section 736 of the Companies Act 1985.

“Tax” means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of the United Kingdom or elsewhere in any part of the world wherever and whenever created or imposed and any taxes, duties, imposts or levies supplementing or replacing any of the foregoing and any and all interests, charges, surcharges, fines and penalties in relation to any of the foregoing.

“Valeant Agreement” shall mean that certain asset purchase agreement between Valeant, the Company and Amarin Pharmaceutical Company Limited dated11 February 2004.

“Zelapar Milestone” shall mean the milestone payable by Valeant Pharmaceuticals International (“Valeant”) in respect of the FDA’s approval of the NDA of the drug Zelapar for Parkinson’s disease pursuant to the Valeant Agreement.

“$” means United States dollars.

1.2.                                   Interpretation

In this Instrument:

1.2.1                           the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.

1.2.2                           any reference to a Clause, Schedule or paragraph, unless otherwise specifically provided, shall be respectively to a Clause, Schedule or paragraph of this Instrument.

1.2.3                           the headings of this Instrument are for ease of reference only and shall not affect its construction or interpretation.

1.2.4                           the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

1.2.5                           if any action or duty to be taken or performed under any of the provisions of this Instrument would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day.

2.                                           Amount and Status of Notes

2.1.                                 The principal amount of the Notes is limited to $5,000,000.  The Notes shall be issued fully paid up in nominal amounts and integral multiples of $10,000, subject to and with the benefit of the provisions of this Instrument.  All the obligations and covenants contained in this Instrument shall be binding on the Company and the Noteholders and all persons claiming through them.

2.2.                                 The Notes shall be issued at such time or times and on such terms and either for cash or such other consideration as the Directors shall determine.

2.3.                                 The Company shall at all times ensure that the Notes shall rank pari passu with each other, and shall rank prior to any other obligations of the Company, so far as legally permitted.

2.4.                                 No application has been or will be made to any stock exchange for the listing of, or for permission to deal in, all or any of the Notes.

3.                                           Fixed and Floating Security

3.1.                                 The Company covenants to keep in force and comply with the Debenture so far as legally permitted to do so, subject to the rights of release provided in the Debenture.

4.                                           Interest

4.1.                                 The Notes will carry interest at the rate of 8% (eight per cent.) per annum on the principal amount of the Notes.

4.2.                                 In each case, such interest will accrue on the principal of the Notes from day to day.  Interest will be payable by semi-annual instalments in arrears on 31 January and 31 July in each year (each an “Interest Payment Date”) and the first payment of interest will be made on 31 July 2004 in respect of the period from the date of first issue of the Notes to such first payment date.

5.                                           Default Interest

In the event that the Company fails to pay any amount payable by it under this Instrument on the due date, then without prejudice to any other right or remedy the Noteholders may have, the Company shall additionally pay to the Noteholders default interest on the principal sum not paid (but not the interest thereon) at the rate of 3% (three per cent.) per annum (“Default Interest”).  Default Interest shall:

5.1.                                 be payable forthwith upon demand;

5.2.                                 be payable after judgment as well as before;

5.3.                                 accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year; and

5.4.                                 be paid without any set-off, counterclaim, withholding or deduction for any reason whatsoever except as required by law.

6.                                           Redemption of Notes

6.1.                                 All Notes not previously redeemed by the Company under any of the provisions of this Instrument will be repaid together with accrued interest as follows:

6.1.1                           30% (thirty per cent.) of the nominal amount of the Notes on 31 January 2006;

6.1.2                           30% (thirty per cent.) of the nominal amount of the Notes on 31 July 2007;

6.1.3                           the balance of 40% (forty per cent.) of the nominal amount of the Notes on 31 January 2009.

6.2.                                 The Company may at any time redeem any Notes by tender (available to all Noteholders alike) or by private treaty or otherwise at any price agreed between the Noteholder and the Company.

6.3.                                 The Company may at any time upon 30 (thirty) days’ notice to the Noteholders redeem all or any of the Notes (in integral multiples of $10,000) at par together with accrued interest (based on a 365 day year) at their outstanding nominal value plus 5% (five per cent.) of the par value of the Notes then redeemed PROVIDED THAT any such redemption shall be made of the Noteholders pro rata to the Notes held by such Noteholder rounded to the nearest integral multiple of $10,000.

6.4.                                 Upon receiving the Zelapar Milestone, the Company shall forthwith so notify the Noteholders of that fact and of the provisions of this Clause 6.4.  For a period of 60 (sixty) days thereafter, the Noteholders shall be entitled, but not obliged, to require the Company to redeem all of the Notes held by that Noteholder, or any part thereof (being an integral multiple of $10,000) at their outstanding nominal value together with accrued interest (based on a 365 day year).

7.                                           Tax

7.1.                                 If the Company is required by law to pay or withhold Tax on behalf of the Noteholders with respect to any monies payable to the Noteholders under this Instrument:

7.1.1                           the Company shall deduct them from the amount of such monies due;

7.1.2                           any such tax required to be paid or withheld shall be an expense of and borne solely by the Noteholder;

7.1.3                           the Company shall promptly provide the Noteholder with a certificate or other documentary evidence to enable the Noteholder to support a claim for a refund or a foreign tax credit.

7.2.                                 The Company agrees to co-operate with the Noteholders upon request in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable the Company to make such payments to the Noteholders without any deduction or withholding.

8.                                           Events of Default

8.1.                                 Each of the following shall be an Event of Default:

8.1.1                           Failure to Pay.  The Company fails to pay on the due date for payment any sum due from it under this Instrument, except where such failure to pay is due solely to a technical or administrative delay and is remedied within 10 Business Days of the due date for payment.

8.1.2                           Breach of Warranty.  Any representation or warranty made in writing by or on behalf of either the Company or by any officer of the Company in this Instrument or in any written statement or certificate furnished in connection with the transactions contemplated hereby, or by the Notes proves to have been false or incorrect in any material respect on the date as of which made.

8.1.3                           Breach of Covenant.  The Company fails to comply with any of the obligations expressed to be assumed by it under Clause 9 and such failure is not remedied within 10 Business Days of receiving notice of such failure from Elan.

8.1.4                           Insolvency and Rescheduling.  The Company is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or composition with its creditors.

8.1.5                           Winding Up.  The Company takes any corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets.

8.1.6                           Execution or Distress.  Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertakings or assets of the Company or any event occurs which under the laws of any jurisdiction has a similar or analogous effect.

8.1.7                           Repudiation.  The Company repudiates this Instrument or the Notes or evidences an intention to repudiate this Instrument or the Notes.

8.1.8                           Default under the Debenture.  The Company materially breaches the Debenture, which breach is not remedied within 5 (five) Business Days of such of the Noteholders who alone or together hold more than 25% (twenty five per cent.) of the nominal value of the Notes giving written notice to the Company of such breach.

8.1.9                           Failure to Pay Other Amount.  The Company makes default on any loan, guarantee or indemnity in any amount exceeding in aggregate value $10,000 (ten thousand dollars), except where such failure to pay is due solely (i) to a technical or administrative delay and is remedied within 3 Business Days of the due date for payment or (ii) a bona fide dispute between the parties in respect of such loan, guarantee or indemnity.

8.1.10                     Cross Default.  Any other loan notes or any loan stock or other indebtedness other than trade debts arising in the ordinary course of business issued or owing by the Company become repayable before its due date by reason of the Company’s default or is not paid when due.

8.1.11                     Subsidiary Event.  Any of the foregoing events listed in Clauses 8.1.1 to 8.1.10 occurs in respect of any subsidiary of the Company.

8.1.12                     Cessation of Business.  The Company ceases or threatens to cease carrying on its business or a material part of its business.

8.1.13                     Change of Control.  Any third party (or third parties acting in concert) shall, directly or indirectly, acquire fifty percent (50%) or more of the then voting stock of the Company, or otherwise merge, consolidate or enter into any similar transaction (or binding agreement in respect thereof) with the Company in a transaction after which the Company is not the controlling entity.

8.2.                                 The Company shall notify the Noteholders upon the occurrence of an Event of Default or when circumstances occur such that, in the reasonable opinion of the Board of Directors, an Event of Default is likely.

8.3.                                 Upon the occurrence of an Event of Default, such of the Noteholders who alone or together hold more than 25% (twenty five per cent.) of the nominal value of the Notes may at any time thereafter by notice to the Company, declare the Notes to be immediately due and payable together with accrued interest and the Make-Whole Amount, or declare the Notes to be due and payable on demand of such of the Noteholders who alone or together hold more than 25% (twenty five per cent.) of the nominal value of the Notes.  If such Noteholders declare the Notes due and payable on demand, then at any time thereafter, such of the Noteholders who alone or together hold more than 25% (twenty five per cent.) of the nominal value of the Notes may by notice to the Company require payment of the Notes, together with accrued interest and the Make-Whole Amount, on such date as may be specified in such notice or withdraw such declaration with effect from such date as they may specify.

For the avoidance of doubt, those of the Noteholders subsequently declaring the Notes due and payable need not be the same Noteholders who declared the Notes due and payable upon demand.

9.                                           Covenants

The Company covenants that (save with the prior consent of the Noteholders by Extraordinary Resolution) so long as any of the Notes are outstanding:

9.1.                                 Provide Information.  The Company will concurrently with the issue of the same to its ordinary shareholders send to each Noteholder a copy of each published annual report and accounts of the Company, together with all documents required by law to be annexed thereto, and a copy of every statement, notice or circular issued to ordinary shareholders.

9.2.                                 Limitations on Indebtedness.  The Company will not create, incur, assume, permit to exist, or in any manner become liable in respect of any indebtedness other than:

9.2.1                           indebtedness ranking subordinate to the Notes; or

9.2.2                           after partial release of the security constituted by the Debenture in accordance with Clause 21.1.2 thereof, prior to, pari passu with, or subordinate to the Notes provided that the Company shall procure that any such indebtedness shall rank subordinate to the notes in respect of those assets of the Company which remain charged by the Company pursuant to Clause 21.1.2 of the Debenture, being, for the avoidance of doubt, the entire right and benefit of the Valeant Agreement; or

9.2.3                           after due discharge of the Debenture in accordance with its terms any indebtedness not otherwise prohibited by law or by the provisions of this Instrument or any other agreement or instrument to which the Company is a party.

9.3.                                 Restricted Payments.  The Company will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of shares of the Company or any warrants or options to purchase capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company, save from distributable profits (within the meaning of the Companies Act 1985) in excess of three times the amount outstanding on the Notes from time to time.

9.4.                                 Limitations on Capital Expenditures.  The Company will not make or commit to make any expenditure in respect of the purchase or other acquisition of fixed or capital assets, including intangible assets, outside the ordinary course of business.

9.5.                                 Limitations on Modifications of Memorandum and Articles of Association.  The Company will not cause or permit any amendment to be made to its Memorandum or Articles of Association.

9.6.                                 Extension to Subsidiaries.  The Company will procure that each of its subsidiaries obeys the covenants listed in Clauses 9.1 to 9.5 as if each such Clause referred to that subsidiary rather than the Company.

10.                                    Representations and Warranties.

The Company represents and warrants to the Noteholders as follows:

10.1.                           The Company has all requisite corporate power and authority to authorise and execute this Instrument, the Notes and the certificates evidencing them and to perform all obligations and undertakings under the Notes and the certificates evidencing them, without the approval of its shareholders, NASDAQ or any other person.

10.2.                           This Instrument and the Notes have been duly authorised and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

10.3.                           The Notes when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

10.4.                           The execution and delivery of the Notes is not, inconsistent with the Company’s Memorandum and Articles of Association or any regulation adopted by the Company, as amended, and do not and will not constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound.

11.                                    Certificates

11.1.                           Each Noteholder or the joint holders of any of the Notes shall be entitled without charge to one Certificate for the total amount of Notes registered in his name or their names or, if he or they desire, to several such Certificates each for a part (being $10,000 in nominal value of the Notes or an integral multiple thereof) of the Notes so registered.  Any Certificate in the names of joint holders of any of the Notes shall be delivered to the first named of such joint holders in the Register unless all such joint holders otherwise specify to the Company in writing.

11.2.                           Every Certificate shall be executed as a deed by the Company and shall bear a denoting number and the Company shall attach a copy of this Instrument to each Certificate.

11.3.                           The Company covenants with the Noteholders that upon receipt of a description of circumstances reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Certificate, the Company will make and deliver a new Certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate.

12.                                    Surrender and Cancellation

12.1.                           Notes shall only be redeemed against surrender of the relevant Certificate(s) for cancellation in the case of full redemption (or such tender as would be required to obtain a new certificate under Clause 11.3) and for the enfacement of a memorandum of the amount and date of redemption in the case of partial redemption.

12.2.                           If any Noteholder whose Note is liable to be redeemed (whether in whole or in part) under the provisions of this Instrument shall fail or refuse to deliver up the Certificate(s) for such Notes at the time and place fixed for redemption thereof or shall fail or refuse to accept payment of the redemption monies payable in respect thereof the monies payable to such Noteholder may be paid over by the Company to a separate account to be held in trust for such Noteholder but without interest and such setting aside shall be deemed for all purposes hereof to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Notes other than under the said trust.

12.3.                           All Notes redeemed by the Company under the provisions of this Instrument shall be cancelled and the Company shall not re-issue the same Notes.

13.                                    Payment

Payment of the principal amount of the Notes or any part of the Notes and any accrued interest thereon may be made in immediately available funds by banker’s draft payable to, or direct bank transfer to the account of, the registered holder thereof or in the case of joint registered holders of any Notes to the first named of such joint holders in the Register unless all such joint holders otherwise specify to the Company in writing.

14.                                    Register of Noteholders

14.1.                           The Company shall at all times maintain a register at its registered office in which shall be entered the names and addresses of the holders for the time being of the Notes, the amount of the Notes currently held by every registered holder and the principal monies paid up thereon, the dates upon which the name of such holder is registered as holder thereof, the serial number of each Certificate issued and its date of issue.

14.2.                           Each Noteholder shall forthwith notify the Company of any change of his name or address and the Company upon receiving such notification shall alter the Register accordingly.

14.3.                           The Register shall, at all reasonable times during office hours, be open for inspection by the Noteholders or any of them, or by any person authorised in writing by the Noteholder, without charge provided that the Register may be closed by the Company for such period or periods and at such times as the Company may at its discretion think fit provided that the Register is not to be closed for more than 30 (thirty) days in any one year and during such period the Company shall be under no obligation to register any transfers of Notes.

15.                                    No Set Off

Every Noteholder shall be entitled to the principal amount of his Notes and accrued interest (after deduction of tax) free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Notes.

16.                                    Transfer of Notes

16.1.                           The Notes are transferable in nominal amounts and integral multiples of $10,000.

16.2.                           The Notes may be transferred by means of instrument of transfer in any usual or common form, or in any other form which may be approved by the directors of the Company.  The transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

17.                                    Transmission of Notes

17.1.                           Any person entitled to a Note by reason of the death or bankruptcy of any Noteholder or otherwise by operation of law may be registered as the holder thereof or may transfer such Note in the same way as could the person from whom his title is derived, upon such evidence of his title being produced as the Board of Directors may reasonably require.  The Company may in its sole discretion retain any payments on such a Note until the person entitled to be registered under this Clause in respect of such a Note has been duly registered or, as the case may be, until registration of such transfer.

17.2.                           A person becoming entitled to a Note in consequence of the death or bankruptcy of a Noteholder shall (unless he has failed to comply with Clause 17.1) have the rights to which he would have been entitled is he were the holder of the Note, except that he shall not, before being registered as the holder of the Note, be entitled in respect of it to attend or vote at any meeting of the Noteholders.  Where a person becomes entitled to a Note by transmission, the rights of the holder in relation to it cease.

18.                                    Modification of rights

All or any of the rights attaching to the Notes may from time to time (whether or not the Company is being wound up) only be altered or abrogated by the Company with the consent of the Noteholders by Extraordinary Resolution.

19.                                    Notices

19.1.                           All notices, demands and requests of any kind to be delivered to any party in connection with the Notes shall be in writing and shall be deemed to have been duly given if personally or hand delivered, at the time of receipt; if sent by an internationally-recognised overnight delivery courier, on the first business day after the package is in the custody of the courier; by registered or certified mail, return receipt requested and postage prepaid, on the fourth business day after the package is delivered in the custody of the postage service; or by facsimile transmission, upon receipt of confirmation of delivery, in each case addressed as follows:

if to the Company, to:

Amarin Corporation plc.
7 Curzon Street
London
W1J 5HG
England

Attention:	Company Secretary
Fax:	+44 20 7499 9004

if to a Noteholder or Noteholders, at its or their address(es) as appearing in the Register.

20.                                    Waiver, Release and Remedies

20.1.                           A waiver by the Company or a Noteholder of any breach by the other of any of the terms or provisions of this Instrument or the acquiescence of the former in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term or provision or an acquiescence to any subsequent act contrary thereto.

20.2.                           Any remedy or right conferred upon the Company or a Noteholder for breach of this Instrument shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Instrument or provided for by law.

20.3.                           No failure or delay by the Company or Noteholder in exercising any claim, remedy, right, power or privilege under this Instrument shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

20.4.                           Any liability of the Company or the Noteholder under the provisions of this Instrument may in whole or in part be released, varied, postponed, compounded or compromised by the other in its absolute discretion as regards such person without in any way prejudicing or affecting its rights against any other person under the same or a like liability whether joint and several or otherwise.  Should any provision of this Instrument transpire not to be enforceable against any person, such non-enforceability shall not render such provision unenforceable against any other person.

21.                                    Governing Law and Jurisdiction

This Instrument shall be governed by and construed in accordance with English law.  Each of the Noteholders and the Company hereby agrees, that the English Courts shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Instrument and for such purposes irrevocably submits to the jurisdiction of such courts.

IN WITNESS whereof this Instrument has been duly executed by the Company as a deed the day and year first above written.

EXECUTED as a DEED by	)
AMARIN CORPORATION PLC	)
acting by:-)

Director

Director/Secretary

SCHEDULE 1                     FORM OF LOAN NOTE CERTIFICATE

AMARIN CORPORATION PLC.

(Registered in England and Wales No.  3565290)

LOAN NOTE CERTIFICATE

Loan Note Certificate Number •

ISSUE of $5,000,000 8% secured loan notes 2009 (the “Notes”)

Created and issued pursuant to the Company’s memorandum and articles of association and a resolution of its board of directors passed on [   ] February 2004 which resolved that such notes be so constituted.

THIS IS TO CERTIFY that the person named below is the registered holder of the nominal amount stated below of the Notes which are constituted by an instrument (the “Instrument”) entered into by the Company dated [   ] February 2004 (the “Instrument”) and are issued with the benefit of and subject to the provisions contained in the Instrument a copy of which is attached to this Certificate.

Interest is payable at the rate and on the terms and conditions set out in the Instrument.

The Notes are transferable only in nominal amounts and integral multiples of $10,000.  The Notes are transferable and redeemable in accordance with the terms and conditions contained in the Instrument.

Holder:

Name:

Address:

Nominal amount of the Notes held by the Holder:

***$[   ] ([   ] dollars)

Date:                   [   ] February 2004

Executed as a deed by AMARIN CORPORATION PLC.

Director	Director/Secretary

SCHEDULE 2  MEETINGS OF NOTEHOLDERS

1.                                      Convening of Meetings

The Company may, at any time and from time to time, and shall upon the request in writing signed by any one or more of the Noteholders holding or together holding not less than 10% (ten per cent.) of the principal amount of the Notes for the time being outstanding convene a meeting of the Noteholders to be held at such place in London or Dublin as the Noteholders may specify, or in default of request, such place as the Company shall determine.

2.                                      Notice of Meetings

2.1                               At least 14 (fourteen) clear days’ notice or, where the meeting is being convened for the purpose of passing an Extraordinary Resolution, at least 21 (twenty one) clear days’ notice of every meeting shall be given to the Noteholders.

2.2                               The notice shall specify the place, day and hour of meeting and the general nature of the business to be transacted but it shall not be necessary to specify in the notice the terms of any resolution to be proposed (except in the case of a meeting being convened for the purposes of an Extraordinary Resolution where the notice shall state the terms of the Extraordinary Resolution).  The Notice shall state that the Noteholder is entitled to appoint a proxy to attend and on a poll to vote instead of him.

2.3                               The accidental omission to give notice of a meeting to or the non-receipt of notice of a meeting by the Noteholders shall not invalidate the proceedings of or any resolution passed at that meeting.

3.                                      Quorum

The quorum at any meeting for the transaction of business other than passing an Extraordinary Resolution shall be any 2 (two) or more persons being or representing by proxy (or by a duly authorised representative in the case of a corporate Noteholder) Noteholders holding in the aggregate at least 10% (ten per cent.) of the principal amount of the Notes for the time being outstanding.  The quorum for passing an Extraordinary Resolution shall be any 2 (two) or more persons being or representing by proxy (or by a duly authorised representative in the case of a corporate Noteholder) Noteholders holding in the aggregate a clear majority in principal amount of the Notes for the time being outstanding.  No business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum is present at the time when the meeting proceeds to business.

4.                                      Absence of Quorum

4.1                               A meeting requisitioned by the Noteholders or any of them shall be dissolved if there is no quorum present within 15 (fifteen) minutes from the time appointed for the meeting.  In any other case it shall stand adjourned to a day (not being less than 14 (fourteen) days nor more than 28 (twenty eight) days thereafter) and to such time and place as the Chairman (as defined in paragraph 5) directs.  At any such adjourned meeting, the Noteholders, proxies for Noteholders or duly authorised representative of a corporate Noteholder present whatever their number or the principal value of the Notes held or represented by them will constitute a quorum for all purposes (including the passing of an Extraordinary Resolution).

4.2                               At least 7 (seven) clear days’ notice of any such adjourned meeting of Noteholders shall be given in the same manner, mutatis mutandis, as for an original meeting and such notice shall state that the Noteholders, proxies for Noteholders or duly authorised representatives in the case of corporate Noteholders present whatever their number or the principal value of the Notes held or represented will constitute a quorum.

4.3                               No business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

5.                                      Chairman

The Company may nominate in writing a person (who may be but need not be a Noteholder) to preside as chairman at a meeting but if no such person is nominated or if at any meeting the person nominated shall not be present within 15 (fifteen) minutes after the time appointed for holding the meeting the Noteholders present shall choose one of their number to be the chairman (the “Chairman”).

6.                                      Attendance of Directors and Advisers

The directors, the secretary and the solicitors of and any other person authorised in that behalf by the Company may attend and speak at any meeting.

7.                                      Resolutions

A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result on the show of hands a poll is demanded by the Chairman or by one or more Noteholders present in person, by proxy or by a duly authorised representative in the case of a corporate Noteholder and holding or representing in aggregate not less than 10% (ten per cent.) of the principal amount of the Notes for the time being outstanding.  Unless a poll is so demanded a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

8.                                      Poll

8.1                               If a poll is duly demanded (and the demand is not withdrawn before the poll is taken) it shall be taken in such manner and either forthwith or at such time and place as the Chairman may direct except that a poll demanded on the election of a Chairman or any question of adjournment shall be taken at the meeting without adjournment.

8.2                               No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.  In any other case, at least 7 (seven) clear days’ notice shall be given.

8.3                               The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.  The demand for a poll may be withdrawn and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

8.4                               The result of a poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

9.                                      Voting

9.1                                On a show of hands, every Noteholder who being an individual is present in person or being a corporation is present by its authorised representative shall have 1 (one) vote.  On a poll, every Noteholder who is present in person or by proxy or, in the case of a corporation, by its duly authorised representative shall have 1 (one) vote for every $10,000 in nominal amount of Notes held by him.

9.2                               A person entitled to more than 1 (one) vote on a poll need not use all his votes or cast all the votes he uses in the same way.

9.3                               In the case of joint Noteholders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of such holding.

9.4                               An objection to the qualification of any person voting or to the counting of, or failure to count, a vote may be raised only at the meeting or adjourned meeting at which the vote objected to is tendered.  Unless an objection is made in due time, every vote counted and not disallowed at the meeting or adjourned meeting is valid and every vote disallowed or not counted is invalid.  Any objection made in due time shall be referred to the Chairman whose decision shall be final and conclusive.

10.                               Equality of Votes

In the case of an equality of votes whether on a show of hands or on a poll the Chairman of the meeting (provided he is also a Noteholder or an authorised representative of a corporate Noteholder) shall be entitled to a casting vote in addition to any vote or votes to which he may be entitled as a Noteholder or proxy or corporate representative.

11.                               Adjournment of Meeting

The Chairman may with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.  No notice of any such adjourned meeting need be given except when the meeting is adjourned for 14 (fourteen) days or more or an Extraordinary Resolution is proposed to be passed at the adjourned meeting, in which event at least 7 (seven) clear days’ notice shall be given.

12.                               Proxies

12.1                         The instrument appointing a proxy shall be in writing and signed by the appointor or his attorney duly authorised in writing or, if the appointor is a corporation, either executed under its common seal or signed by an attorney or officer so authorised.  The Company may (but shall not be bound to) require evidence of the authority of any such attorney or officer.

12.2                         A person appointed to act as proxy need not be a Noteholder.  The Chairman of the meeting may be designated as a proxy in an instrument of proxy without being named.

12.3                         An instrument of proxy may be in the usual or common form or in any other form which the Company may approve and such proxy shall be deemed to confer authority to demand or join in demanding a poll.

12.4                         An instrument of proxy shall be valid for any adjournment of the meeting to which it relates and the instrument shall be deemed to confer authority to vote on amendments to resolutions put to the meeting for which the authority is given or at an adjournment, unless in each case the contrary is stated on it.

12.5                         Where it is desired to afford members an opportunity to instruct the proxy how he shall act, the instrument appointing a proxy shall be in any form which enables the Noteholders to direct how their votes are to be exercised on each of the resolutions comprised in the business of the meeting for which it is to be used.

12.6                         The instrument appointing a proxy and the power of attorney or other authority under which it is signed or a copy of such power or authority certified notarially or in some other way approved by the Board of Directors shall be deposited at the Company’s registered office or at such place within England, Wales or Ireland as may be specified in the notice convening the meeting, or any document accompanying such notice, at such time as may be specified therein being not less than 48 (forty eight) hours before the time appointed for holding the meeting or adjourned meeting.  In the case of a poll taken more then 48 (forty eight) hours after it is demanded, it shall be deposited as aforesaid after the poll has been demanded and not less than 24 (twenty four) hours before the time appointed for the taking of the poll.  Where the poll is not taken forthwith but is taken not more then 48 (forty eight) hours after it was demanded, be delivered at the meeting at which the poll was demanded to the Chairman or to the secretary or to any director of the Company.  Any instrument of proxy not deposited as provided for in this paragraph 12.6 shall be invalid.

12.7                         An instrument appointing a proxy shall be invalid on the expiration of 12 (twelve) months from the date of execution.

12.8                         A vote given or poll demanded by proxy or by the duly authorised representatives of a corporate Noteholder shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

13.                               Bodies Corporate acting by representatives

Any body corporate being a Noteholder may in writing under the hand of one of its directors or its secretary authorise any person to act as its representative at any meeting of the Noteholders and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate he represents as that body corporate could exercise if it were an individual Noteholder present in person at the meeting.

14.                               Powers of Meeting of Noteholders

A meeting of the Noteholders shall in addition to any other powers have power by Extraordinary Resolution to:-

14.1                         sanction on behalf of the Noteholders any scheme for the reconstruction of the Company or for the amalgamation of the Company with any other company;

14.2                         sanction on behalf of the Noteholders any proposal made or approved by the Company for the exchange of the Notes for or the conversion of the Notes into shares, stock, debentures, debenture stock or other obligations or securities of the Company or any other company formed or to be formed, or cash or partly for, or into, such shares, stock, debentures, debenture stock or other obligations or securities as aforesaid and partly for, or into, cash and for the appointment of some person with power on behalf of the Noteholders to execute an instrument of transfer of the Notes held by them in favour of the person to or with whom the Notes are to be sold or exchanged, respectively;

14.3                         sanction on behalf of the Noteholders the release of the Company from the payment of all or any part of the principal monies and interest owing upon the Notes and other monies payable pursuant to this Instrument;

14.4                         sanction on behalf of the Noteholders any modification, abrogation, extension, replacement or compromise of the rights of the Noteholders against the Company whether such rights shall arise under this Instrument or otherwise;

14.5                         assent on behalf of the Noteholders to any modification abrogation, extension, replacement, or compromise of any provision of this Instrument proposed or agreed to by the Company and to authorise the Company to execute any instrument embodying the same; and

14.6                         appoint on behalf of the Noteholders any persons (whether Noteholders or not) as a committee to represent the interests of the Noteholders and to confer upon such committee any powers or discretions which the Noteholders could themselves exercise.

15.                               Extraordinary Resolutions

An Extraordinary Resolution passed at a meeting of the Noteholders duly convened and held shall bind all the Noteholders whether or not present at the meeting where it was passed and each of the Noteholders shall be bound to give effect to such Extraordinary Resolution.

16.                               Written Resolution

A resolution in writing signed by all of the Noteholders for the time being outstanding (or by their duly authorised representatives in the case of corporations) shall be valid and effectual as if it had been passed as an Extraordinary Resolution at a meeting of the Noteholders duly convened and held.  Such resolution in writing may consist of several documents in the like form each signed by or on behalf of one or more such persons.

17.                               Minutes

The Chairman shall at the expense of the Company procure that minutes of all resolutions and proceedings at every meeting of the Noteholders shall be made and duly entered in books to be provided for that purpose by the Company.  Any such minutes as aforesaid if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting of the Noteholders shall be conclusive evidence of the matters contained in the minutes and until the contrary is proved every such meeting in respect of which minutes have been made and signed as aforesaid shall be deemed to have been duly convened and held and all resolutions passed at such meeting to have been duly passed.

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